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                           PROBUSINESS SERVICES, INC.
                STATEMENT REGARDING THE COMPUTATION OF NET LOSS
                        AND PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                              MARCH 31,             MARCH 31,
                                                                         --------------------  --------------------
                                                                           1998       1997       1998       1997
                                                                         ---------  ---------  ---------  ---------
Net Loss...............................................................  $  (1,133) $  (1,695) $  (6,054) $  (4,669)
Shares used in the basic and diluted net loss per share computation:
  Weighted average shares of common stock outstanding..................     11,200      1,360      8,310      1,285
                                                                         ---------  ---------  ---------  ---------
Shares used in basic and diluted net loss per share
  computation..........................................................     11,200      1,360      8,310      1,285
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
Basic and diluted net loss loss per share..............................  $   (0.10) $   (1.25) $   (0.73) $   (3.63)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

Calculation of shares outstanding for computing pro forma net loss per share:
  Shares used in computing historical net loss per share (from
    above).............................................................     11,200      1,360      8,310      1,285
  Adjustments to reflect the effect of the assumed conversion of
    convertible preferred stock from the date of issuance..............         --      5,689      1,889      5,434
                                                                         ---------  ---------  ---------  ---------
Shares used in computing pro foma net loss per share...................     11,200      7,049     10,199      6,719
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
Pro forma net loss per share...........................................  $   (0.10) $   (0.24) $   (0.59) $   (0.69)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
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    (b) Exhibit 27 Financial Data Schedule

    (c) No reports on Form 8-K were filed during the quarter ended March 31, 1998.